As filed with the Securities and Exchange Commission on September 13, 2021

Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

Chemomab Therapeutics Ltd.
(Exact name of Registrant as specified in its charter)

State of Israel	81-3676773
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

Kiryat Atidim, Building 7 Tel Aviv-Yafo, Israel	6158002
(Address of Principal Executive Offices)	(Zip Code)

Chemomab Ltd. 2015 Share Incentive Plan
(Full Title of the Plan)

Chemomab Therapeutics, Inc.
One Kendall Square
Building 1400E
Suite 14-105
Cambridge, MA 02139
(857) 259-4622
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

David S. Glatt Ronen Bezalel Jonathan M. Nathan Meitar | Law Offices 16 Abba Hillel Rd. Ramat Gan 5250608, Israel +972 (3) 610-3100

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act of 1934, as amended.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒	Smaller reporting company	☒

		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price Per Share(2)	Proposed Maximum Aggregate Offering Price(2)	Amount of Registration Fee
Ordinary shares, no par value per share, issuable upon exercise of options pursuant to the Chemomab Ltd. 2015 Share Incentive Plan (the “2015 Plan”) (3)	12,903,660	$0.74	$9,548,709	$1,042
Ordinary shares, no par value per share, reserved for issuance pursuant to the 2015 Plan (3)	14,198,120	$0.74	$10,506,608	$1,147
Total	27,101,780	—	$20,055,317	$2,189

(1)
Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional ordinary shares, no par value, of the Registrant (“Ordinary Shares”) that become issuable under the 2015 Plan, which was assumed by the Registrant in its merger with Chemomab Ltd. completed on March 16, 2021 (as discussed below) and under which equity awards have been converted into equity awards to receive the Registrant’s Ordinary Shares, based on the exchange ratio and as otherwise provided in the related Merger Agreement (as defined herein). Additionally, this Registration Statement shall also cover any additional Ordinary Shares that become issuable under the 2015 Plan by reason of any share dividend, share split, recapitalization or similar transaction effected without the Registrant’s receipt of consideration that would increase the number of outstanding Ordinary Shares. In addition, pursuant to Rule 416(c) under the Securities Act, this Registration Statement also covers an indeterminate amount of interests to be offered or sold pursuant to the employee benefits plan described herein.

(2)
Estimated solely for the purpose of calculating the registration fee in accordance with Rules 457(c) and Rule 457(h) of the Securities Act based on the average of the high and low prices of the Registrant’s American Depositary Shares (“ADSs”) as reported on the Nasdaq Capital Market on September 9, 2021 ($14.84), as adjusted to reflect the ratio of ADSs to Ordinary Shares described in footnote (3) below.

(3)
These shares may be represented by ADSs, each of which currently represents twenty (20) Ordinary Shares. ADSs issuable upon deposit of the Ordinary Shares registered hereby have been registered under a separate registration statement on Form F-6 (File No. 333-192259).

Proposed sale to take place as soon after the effective date of the registration statement as awards under the plans are exercised and/or vest.

EXPLANATORY NOTE

Pursuant to the Agreement and Plan of Merger, dated December 14, 2020 (the “Merger Agreement”), by and among Anchiano Therapeutics Ltd. (“Anchiano” or the “Registrant”), CMB Acquisition Ltd., an Israeli limited company and wholly-owned subsidiary of Anchiano (“Merger Sub”), and Chemomab Ltd., an Israeli limited company (“Chemomab”), Merger Sub merged with and into Chemomab, with Chemomab surviving such merger as a wholly owned subsidiary of Anchiano, and Anchiano being renamed Chemomab Therapeutics Ltd. (the “Merger”). In accordance with the Merger Agreement, at the Effective Time (as defined in the Merger Agreement), Registrant assumed the Chemomab Ltd. 2015 Share Incentive Plan (the “2015 Plan”), including all outstanding unexercised options to purchase Chemomab ordinary shares, no par value (“Chemomab ordinary shares”) and additional Chemomab ordinary shares reserved for issuance pursuant to the 2015 Plan. As a result, each such Chemomab ordinary share issuable under the 2015 Plan (including Chemomab ordinary shares underlying outstanding unexercised options) converted into ordinary shares, no par value, of the Registrant (“Ordinary Shares”) (which Ordinary Shares may be represented by ADSs) in accordance with the exchange ratio set forth in the Merger Agreement, with the number of Ordinary Shares of the Registrant subject to options and the exercise price of those options also being appropriately adjusted to reflect the exchange ratio set forth in the Merger Agreement.

The Registrant is filing this Registration Statement on Form S-8 to register an aggregate of 27,101,780 of the Registrant’s Ordinary Shares (including Ordinary Shares that may be represented by ADSs) issuable under the 2015 Plan, consisting of 12,903,660 Ordinary Shares underlying outstanding options and an additional 14,198,120 Ordinary Shares reserved for issuance pursuant to future awards.

PART I
INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The information called for by Items 1 and 2 of Part I of Form S-8 is not being filed with or included in this Form S-8 (by incorporation by reference or otherwise) in accordance with the rules and regulations of the Securities and Exchange Commission (the “SEC”).

The documents containing the information specified in Part I of Form S-8 will be sent or given to participants in the 2015 Plan as specified by Rule 428(b) under the Securities Act. Such documents and the documents incorporated by reference herein pursuant to Item 3 of Part II hereof, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

In this Registration Statement, Chemomab Therapeutics Ltd. is sometimes referred to as “Registrant,” “we,” “us” or “our.”

Item 3. Incorporation of Documents by Reference.

The Registrant hereby incorporates by reference in this Registration Statement the following documents:

(i)	the Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2020 filed with the SEC on March 9, 2021 (the “Annual Report”);

(ii)
the Registrant’s Current Report on Form 8-K/A (File No. 001-38807) containing audited financial statements of Chemomab Ltd. as of, and for the year ended, December 31, 2020, filed with the SEC on March 19, 2021;

(iii)
the description of the Ordinary Shares and ADSs contained in the Registrant’s registration statement on Form S-4, filed with the SEC on January 13, 2021, as may be further updated or amended in any amendment or report filed for such purpose; and

(iv)	all other reports filed pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), since the end of the fiscal year covered by the Annual Report.

All documents subsequently filed by the Registrant with the SEC pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act, prior to the filing of a post-effective amendment to this Registration Statement which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents.

For purposes of this Registration Statement, any document or any statement contained in a document incorporated or deemed to be incorporated herein by reference shall be deemed to be modified or superseded to the extent that a subsequently filed document or a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated herein by reference modifies or supersedes such document or such statement in such document. Any such document or such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

None.

Item 6. Indemnification of Directors and Officers.

An Israeli company may indemnify an office holder in respect of certain liabilities either in advance of an event or following an event provided that a provision authorizing such indemnification is inserted in its articles of association. Our Articles of Association contain such a provision. An undertaking provided in advance by an Israeli company to indemnify an office holder with respect to a financial liability imposed on him or her in favor of another person pursuant to a judgment, settlement or arbitrator’s award approved by a court must be limited to events which in the opinion of the Board of Directors can be foreseen based on the company’s activities when the undertaking to indemnify is given, and to an amount or a criteria determined by the Board of Directors as reasonable under the circumstances, and such undertaking must detail the abovementioned events and amount or criteria.

In addition, a company may indemnify an office holder against the following liabilities incurred for acts performed as an office holder:

●
reasonable litigation expenses, including attorneys’ fees, incurred by the office holder as a result of an investigation or proceeding instituted against him or her by an authority authorized to conduct such investigation or proceeding, provided that (i) no indictment was filed against such office holder as a result of such investigation or proceeding; and (ii) no financial liability, such as a criminal penalty (as defined in the Companies Law), was imposed upon him or her as a substitute for the criminal proceeding as a result of such investigation or proceeding or, if such financial liability was imposed, it was imposed with respect to an offense that does not require proof of criminal intent or in connection with a monetary sanction; and

●
reasonable litigation expenses, including attorneys’ fees, incurred by the office holder or imposed by a court (i) in proceedings instituted against him or her by the company, on its behalf or by a third party, or (ii) in connection with criminal proceedings in which the office holder was acquitted, or (iii) as a result of a conviction for a crime that does not require proof of criminal intent.

An Israeli company may insure a director or officer against the following liabilities incurred for acts performed as a director or officer:

●	a breach of duty of care to the company or to a third party, including a breach arising out of the negligent conduct of an office holder;

●
a breach of duty of loyalty to the company, provided the director or officer acted in good faith and had a reasonable basis to believe that the act would not prejudice the interests of the company; and

●	financial liabilities imposed on the office holder for the benefit of a third party.

An Israeli company may not, however, indemnify or insure an office holder against any of the following:

●	a breach of duty of loyalty, except to the extent that the office holder acted in good faith and had a reasonable basis to believe that the act would not prejudice the company;

●	a breach of duty of care committed intentionally or recklessly, excluding a breach arising out of the negligent conduct of the office holder;

●	an act or omission committed with intent to derive unlawful personal benefit; or

●	a fine, monetary sanction, penalty or forfeit levied against the office holder.

Under the Israeli Companies Law, or the Companies Law, indemnification and insurance of office holders must be approved by our compensation committee, our Board of Directors and, in certain circumstances, by our shareholders. We have obtained directors’ and officers’ liability insurance for the benefit of our office holders and intend to continue to maintain such coverage and pay all premiums thereunder to the fullest extent permitted by the Companies Law. In addition, we have entered into indemnification agreements with each of our directors providing them with indemnification for liabilities or expenses incurred as a result of acts performed by them in their capacity as our, or our subsidiaries’, directors and officers. This indemnification is limited both in terms of amount and coverage and it covers certain amounts regarding administrative proceedings insurable or indemnifiable under the Companies Law and our Articles of Association. In the opinion of the U.S. Securities and Exchange Commission, however, indemnification of directors and office holders for liabilities arising under the U.S. Securities Act of 1933, as amended, or the Securities Act, is against public policy and therefore unenforceable.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

Exhibit Number	Exhibit

3.1	Amended and Restated Articles of Association (incorporated by reference to Exhibit 3.1 to the Registrant’s current report on Form 8-K filed with the SEC on March 17, 2021)

5.1*	Opinion of Meitar | Law Offices

23.1*	Consent of Somekh Chaikin, member firm of KPMG International, independent registered public accounting firm, for Chemomab Therapeutics Ltd. (formerly Anchiano Therapeutics Ltd.)

23.2*	Consent of Somekh Chaikin, member firm of KPMG International, independent registered public accounting firm, for Chemomab Ltd.

23.3*	Consent of Meitar | Law Offices (included in Exhibit 5.1)
24.1*	Powers of Attorney (included on signature pages hereto)
99.1
Chemomab Ltd. 2015 Share Incentive Plan (incorporated by reference to Exhibit 10.4 to the Registrant’s registration statement on Form S-4 (SEC file number 333- 252070), filed with the SEC on January 13, 2021)

*	Filed herewith.

Item 9. Undertakings.

(a)	The Registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)
To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement; and

(iii)
To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the Registration Statement is on Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the SEC by the Registrant pursuant to section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this Registration Statement.

(2)
That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)    The Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)    Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Tel Aviv, Israel, on this 13th day of September, 2021.

CHEMOMAB THERAPEUTICS LTD.
By:	/s/ Adi Mor
Name:	Adi Mor
Title:	Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each individual whose signature appears below hereby constitutes and appoints Adi Mor and Sigal Fattal, jointly and severally, his or her true and lawful attorneys-in-fact and agents with full powers of substitution, for him and in his name, place and stead, in any and all capacities, to sign any and all supplements amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and all documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or their substitute or substitutes, may lawfully do or cause to be done by virtue thereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Adi Mor	Chief Executive Officer and Director (principal executive officer)	September 13, 2021
Adi Mor

/s/ Sigal Fattal	Principal financial and accounting Officer	September 13, 2021
Sigal Fattal

/s/ Stephen Squinto	Chairman of the Board of Directors	September 13, 2021
Stephen Squinto

/s/ Nissim Darvish	Director	September 13, 2021
Nissim Darvish

/s/ Joel Maryles	Director	September 13, 2021
Joel Maryles

/s/ Alan Moses	Director	September 13, 2021
Alan Moses

/s/ Claude Nicaise	Director	September 13, 2021
Claude Nicaise

/s/ Neil Cohen	Director	September 13, 2021
Neil Cohen

AUTHORIZED REPRESENTATIVE

Pursuant to the requirements of the Securities Act of 1933, as amended, the undersigned, the duly authorized representative in the United States of Chemomab Therapeutics Ltd., has signed this registration statement on September 13, 2021.

CHEMOMAB THERAPEUTICS, INC.
By:	/s/ Adi Mor
Name:	Adi Mor
Title:	Chief Executive Officer